Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheet of Fog Cutter Capital Group Inc. (the “Company”) as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003 in the Company’s Annual Report on Form 10-K/A, expected to be filed with the Securities and Exchange Commission and be effective on or about June 3, 2005.

/s/ Ernst & Young LLP
Los Angeles, California
June 2, 2005